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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of The Williams Companies, Inc. for the registration of up to $1,924,056,250 of Debt Securities, Preferred Stock, Common Stock and/or Preferred Stock Purchase Rights, and to the incorporation by reference therein of our report dated February 28, 2001, except for the matters described in Note 3, as to which the date is April 23, 2001, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Current Report on Form 8-K filed May 22, 2001 with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Tulsa, Oklahoma
June 19, 2001